Exhibit 99.17

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS SECOND QUARTER 2004 RESULTS AND PROGRESS

 Albany, N.Y., August 16, 2004 -- Mechanical Technology Inc. (NASDAQ: MKTY) today filed financial results for its second quarter ended June 30, 2004, and will host a conference call tomorrow, August 17, at 10:30 a.m. (ET). The dial-in telephone number for the conference call is (719) 457-2679. There will be a simultaneous web cast, which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 636320.

Recent Events

In June, MTI Micro debuted its direct methanol fuel cell (DMFC) Mobion™ technology and introduced Mobion™ technology prototypes integrated into two concept model electronic devices - demonstrating the world's first handheld entertainment system and PDA/Smartphone powered by an integrated fuel cell power pack. The integrated Mobion™ power pack was less than 40cc in size, achieving a technology milestone for MTI Micro while demonstrating miniaturization progress necessary for integration into portable electronic devices. Mobion™ technology, which represents the culmination of three years of patent-protected work and a number of breakthrough discoveries, will be the enabling technology powering MTI Micro's first product shipment planned for the industrial market at the end of 2004.

In August, MTI Instruments announced receipt of a $2.5 million purchase order from the United States Air Force for services and equipment related to its PBS-4100 portable aircraft engine balancing systems. Including this order, MTI Instruments has secured $5.32 million in orders or approximately 60% of the contract's total value.

Also in August, Mechanical Technology (MTI) announced that effective September 1, 2004, Steven Fischer, a member of the MTI Board of Directors since 2003, will assume the role of Chairman and CEO for MTI. Mr. Fischer is the former Chairman of New York-based professional services firm UHY Advisors NY, ranked among the 16 largest professional services firms in the United States. Dale Church, MTI's Chairman and Chief Executive Officer since 2002, will transition from his current role to President of MTI Government Systems to focus on business development in the government sector for both MTI subsidiaries, MTI MicroFuel Cells Inc. (MTI Micro) and MTI Instruments, Inc. (MTI Instruments). Mr. Church will also continue to be a member of the MTI Board of Directors and the Chairman of MTI Micro. Messrs. Church and Fischer will participate in tomorrow's conference call.

Second Quarter Financial Results

For the three months ended June 30, 2004, MTI reported a net loss of $1.363 million, or $(0.05) per diluted share, on revenue of $1.422 million.  Revenue included $1.231 million in product revenue generated by MTI Instruments and $.191 million in funded research and development (R&D) revenue generated by MTI Micro. This compares with net loss of $.386 million, or $(0.01) per diluted share, on revenues of $2.013 million for the same period of 2003, with $1.423 million in product revenue generated by MTI Instruments and $.590 million in funded R&D revenue generated by MTI Micro.  This decrease in revenue is related to a $.192 million decrease in product revenue for MTI Instruments, which is primarily related to decreases in aviation sales and a decrease of $.399 million in funded R&D revenue, which is primarily related to decreased revenue from the National Institute of Standards and Technology grant as the program draws to its expected completion during the third quarter of this year.

Second quarter 2004 results also reflect a planned increase in research and product development expenses to $3.066 million from $2.083 million for the same period of 2003. This change reflects increased spending on the development and commercialization of MTI Micro's Mobion™ technology.

Selling, general and administrative expenses (SG&A) for the second quarter of 2004 increased to $2.057 million compared to $1.273 million for the same period of 2003. This increase is primarily the result of the costs related to the amendment of MTI's private placement agreement and other net expense increases including insurance costs.

Results for the second quarter of 2004 also included a non-cash gain on derivatives of $1.492 million while 2003 second quarter results included a $1.640 million gain from the sale of securities available for sale and a non-cash impairment loss of $.418 million.

For the quarter ended June 30, 2004, cash used in operations was $3.029 million and cash used for capital expenditures was $.434 million.

Six-Month Financial Results

For the six months ended June 30, 2004, MTI reported a net loss of $1.605 million or $(0.06) per diluted share, on revenue of $3.389 million.  Revenue included $2.810 million in product revenue generated by MTI Instruments and $.579 million in funded R&D revenue generated by MTI Micro. This compares with a net loss of $.449 million, or $(0.02) per diluted share, on revenue of $3.818 million during the same period of 2003, with $2.706 million in product revenue generated by MTI Instruments and $1.112 million in funded R&D revenue generated by MTI Micro. The decrease in revenue relates to a $.533 million decrease in funded R&D revenue related primarily to the winding down and successful completion of three government-funded programs. Product revenue increased by $.104 million from the prior year period, primarily as the result of the sale of semiconductor products including the first shipments of AutoScan and 300SA wafer metrology tools.

Research and product development expenses for the first six months of 2004 increased to $5.674 million, compared to $3.854 million for the same period in 2003.  This increase is due to planned increased spending on development and commercialization of MTI Micro's Mobion ™ technology, as MTI Micro prepares to launch its first product by the end of 2004, and MTI Instruments' continuing work on product development efforts.

SG&A expenses for the first six months of 2004 increased to $3.364 million, compared to $2.705 million for the same period of 2003. This increase is primarily the result of costs related to MTI's private placement amendment and other net expense increases including insurance costs.

Results for the first six months of 2004 also included a $3.129 million net gain on the sale of securities available for sale compared to $3.360 million for the comparable 2003 period.  During the first six months of 2004, the Company sold 380,000 shares of Plug Power common stock with proceeds totaling $3.804 million.  During the same period of 2003, MTI sold one million shares of Plug Power common stock and 192,500 shares of SatCon common stock, with proceeds totaling $5.394 million. Year to date 2004 results also included a $.211 million non-cash gain on derivatives compared to a $6 thousand loss in 2003. The 2004 non-cash loss relates to the Plug Power Investment Right, issued in connection with the private placement of MTI common stock, which meets the definition of a derivative financial instrument and therefore must be recorded at its fair value on a quarterly basis using option pricing valuation models. The 2003 non-cash loss related to warrants for the purchase of SatCon common stock.

Results for 2003 also included a $.418 million non-cash impairment loss. During 2003, MTI sold all securities which had previously been subject to impairments.

For the six months ended June 30, 2004, cash used in operations was $5.611 million and cash used for capital expenditures was $.831 million.

See the attached financial highlights for MTI's second quarter and six months ended June 30, 2004.

About MTI
MTI is primarily engaged in the development and commercialization of MobionTM cord-free advanced portable power systems through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro), and has announced plans to ship its first product towards the end of 2004. MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; significant related intellectual property; and has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the company or subsidiaries please www.mechtech.com, www.mtimicrofuelcells.com, and www.mtiinstruments.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the performance or potential performance of MTI Micro's MobionTM technology, progress made in MobionTM development and commercialization, MTI Micro's ability to ship its first product by the end of 2004, and the importance of MTI Micro's patent portfolio. It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, our Annual Report on Form 10-K and 10-K/A and our Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands, Except Share Data)
	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$20,905	$12,380
Securities available for sale	22,389	44,031
Accounts receivable	856	962
Other receivables - related parties	41	-
Inventories, net	1,181	1,300
Prepaid expenses and other current assets	567	514
Total Current Assets	45,939	59,187
Long Term Assets:
Securities available for sale- restricted	20,196	-
Property, plant and equipment, net	2,407	1,999
Deferred income taxes	-	4,652
Notes receivable - noncurrent, less allowance of $660	-	-
Total Assets	$68,542	$65,838

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 866	$ 692
Accrued liabilities	2,067	1,528
Accrued liabilities - related parties	29	48
Income taxes payable	19	12
Deferred income taxes	6,873	14,481
Total Current Liabilities	9,854	16,761
Long-Term Liabilities:
Derivative liability	1,528	-
Deferred income taxes and other liabilities	501	24
Total Liabilities	11,883	16,785

Commitments and Contingencies
Minority interests	1,987	787

Shareholders' Equity	54,672	48,266
Total Liabilities and Shareholders' Equity	$68,542	$65,838

Other Information:
Plug Power Inc. Shares Held	5,693,227	6,073,227
Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,231	$ 1 ,423	$ 2,810	$ 2,706
Funded research and development revenue	191	590	579	1,112
Total revenues	1,422	2,013	3,389	3,818
Operating costs and expenses:
Cost of product revenue	623	558	1,270	1,113
Research and product development expenses:
Funded research and product development	541	803	1,695	1,623
Unfunded research and product development	2,465	1,280	3,979	2,231
Total research and product development expenses	3,006	2,083	5,674	3,854
Selling, general and administrative expenses	2,057	1,273	3,364	2,705
Operating loss	(4,264)	(1,901)	(6,919)	(3,854)
Interest expense	-	(4)	-	(7)
Gain (loss) on derivatives	1,492	-	211	(6)
Gain on sale of securities available for sale, net	-	1,640	3,129	3,360
Impairment losses	-	(418)	-	(418)
Other income (expenses), net	32	(13)	19	(39)
Loss from continuing operations before income taxes and minority interests	(2,740)	(696)	(3,560)	(964)
Income tax benefit	1,065	262	1,381	351
Minority interests in losses of consolidated subsidiary	312	35	574	151
Loss from continuing operations	(1,363)	(399)	(1,605)	(462)
Income from discontinued operations, net of tax	-	13	-	13
Net loss	$ (1,363)	$ (386)	$ (1,605)	$ (449)

Loss per share (Basic and Diluted):
Loss per share from continuing operations	$ (0.05)	$ (0.01)	$ (0.06)	$ (0.02)
Income per share from discontinued operations	-	-	-	-
Loss per share	$ (0.05)	$ (0.01)	$ (0.06)	$ (0.02)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Six Months Ended
	June 30, 2004	June 30, 2003
	(Unaudited)	(Unaudited)
Net cash used by operating activities, excluding discontinued operations	$ (5,611)	$ (3,707)
Net cash provided by discontinued operations	-	21
Net cash used by operating activities	(5,611)	(3,686)
Purchases of property, plant and equipment	(831)	(507)
Net cash provided by investing activities	2,973	4,887
Net cash provided by financing activities	11,163	21
Increase in cash and cash equivalents	8,525	1,222
Cash and cash equivalents - beginning of period	12,380	7,320
Cash and cash equivalents - end of period	20,905	8,542